EXHIBIT 99.1

Fluor Corporation	Keith Stephens / Steve Roth
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7624 / 469.398.7623 tel

469.398.7000 main tel	Ken Lockwood / Jason Landkamer
469.398.7255 main fax	Investor Relations
469.398.7220 / 469.398.7222 tel
News Release
Fluor Reports Strong Second Quarter Results; New Awards and Backlog Surge
•	record $5.8 billion in new awards

•	17 percent sequential increase in backlog to $18.0 billion
Irving, TX, – August 7, 2006 – Fluor Corporation (NYSE: FLR) today announced financial results for its second quarter ended June 30, 2006. Revenues for the second quarter increased 18 percent to $3.5 billion, up from $2.9 billion in the second quarter of 2005. Net earnings were $66.6 million, or $0.74 per diluted share, compared with a loss of $16.4 million, or $0.19 per diluted share for the same period last year. Operating profits rose sharply to $161.5 million, with substantial increases from the Oil & Gas, Government, Global Services and Industrial & Infrastructure segments compared to a year ago. Operating margins rose to 4.7 percent, up from 1.1 percent a year ago. The second quarter of 2005 was impacted by charges relating to an unfavorable jury verdict on a resort hotel project in the Caribbean and other project issues.
     New awards for the second quarter were a record breaking $5.8 billion, up from $3.2 billion a year ago. The quarter included $2.6 billion in new Oil & Gas project awards and $2.3 billion in Industrial & Infrastructure awards. Consolidated backlog rose 17 percent to $18.0 billion, compared with $15.4 billion at March 31, 2006.
     “Fluor had a phenomenal quarter, particularly from a new awards perspective,” said Chief Executive Officer Alan Boeckmann. “The strength in new awards and backlog is indicative of our ability to provide world-class engineering, construction and project management expertise to complex capital projects globally.”
     Corporate G&A expense for the quarter was $54.3 million, including $8.8 million associated with the relocation of the corporate headquarters to the Dallas, Texas area, $3.4 million due to the adoption of accounting rule FAS123-R relating to stock-based compensation, and $3.3 million due to higher compensation costs. This compares with $27.7 million in G&A expense a year ago, which included a $4.2 million gain from the sale of real estate. Fluor’s cash and securities at quarter end were $585 million, down from $654 million last quarter, primarily due to substantial outstanding working capital balances on work for the Federal Emergency Management Agency (FEMA), which are expected to be collected over the next two quarters.
Outlook
     Revenue and net income for the first half reflect strong performance across the company, which was bolstered by substantial contributions from the Government group’s disaster relief work for FEMA, reconstruction work in Iraq and the Fernald project for the Department of Energy. Earnings Per Share guidance for the full year remains at a range of $2.90 to $3.20 per share, reflecting the fact that the three government programs mentioned above are nearly complete and should provide a significantly lower contribution in the second half of 2006.
Business Segments
     Fluor’s Oil & Gas segment reported revenues of $1.3 billion, up from $1.2 billion in the second quarter of last year. Operating profit rose 54 percent to $76.5 million, compared to $49.6 million a year ago, with operating margins improving to 5.9 percent from 4.1 percent last year. Margin improvement was driven in part by recognition of profits on completed projects. New awards were very strong across the upstream, downstream and petrochemical markets, and include the previously announced RasGas project in Qatar, valued at over $1 billion. Backlog grew by 23 percent to $8.4 billion, up from $6.8 billion last quarter.
     Fluor’s Industrial & Infrastructure segment reported revenue of $749.1 million, up 34 percent from $557.9 million a year ago. Operating profit for the quarter was $17.8 million, compared to a $63.8 million loss a year ago that was primarily the result of an unfavorable verdict on a hotel resort in the Caribbean. The charge was partially reversed in the third quarter of last year after the judge in the case overturned the verdict and a settlement was reached. Operating margins rose to 2.4 percent in the second quarter, compared with 1.8 percent last quarter, driven by solid project progress and performance. New awards included the previously announced San Francisco-Oakland Bay bridge project valued at $717 million. Backlog improved 42 percent over last quarter to $5.4 billion.

     The Government segment reported second quarter revenues of $816.2 million, up from $647.2 million a year ago. Operating profit increased to $24.7 million, up from $19.5 million in the second quarter of 2005. Operating margins were even with a year ago at 3.0 percent. The positive impact of FEMA work which began in late 2005 was offset by loss provisions of $21 million on two embassy projects and $8 million for higher costs to complete a project in Afghanistan.
     Revenue for the Global Services segment grew 26 percent to $483.5 million, from $382.8 million a year ago. Operating profit increased 70 percent to $39.9 million, up from $23.5 million a year ago. Operating margins increased to 8.2 percent from 6.1 percent a year ago. Improved operating profits and margins were primarily a result of hurricane relief support work.
     Fluor’s Power segment reported $105.9 million in revenue, down from $119.0 million in the second quarter of 2005. For the quarter, the Power segment reported operating profit of $2.6 million compared to $3.1 million a year ago. Operating profit margin was level with a year ago at 2.6 percent.
Results for the Six Months
     Net earnings for the first six months of 2006 were $155.4 million, or $1.74 per diluted share. This compares with $31.0 million, or $0.36 per diluted share, for the first six months of 2005. As previously mentioned, results for the first half of 2005 included a pre-tax charge of $65.0 million for a hotel project in the Caribbean. Revenues for the 2006 six-month period rose 22.5 percent to $7.1 billion, compared with $5.8 billion in 2005.
Second Quarter Conference Call
     Fluor will host a conference call at 10:00 a.m. Eastern Daylight Time on Tuesday, August 8, 2006 which will be webcast live on the internet and can be accessed by logging onto http://investor.fluor.com. The webcast will be archived for 30 days following the call.
About Fluor Corporation
     Fluor Corporation (NYSE: FLR) provides services on a global basis in the fields of engineering, procurement, construction, operations and maintenance and project management.

Now headquartered in Irving, Texas, Fluor is a FORTUNE 500 company with revenues of $13.2 billion in 2005. For more information, visit www.fluor.com.
Forward-Looking Statements: This release contains forward-looking statements, including, without limitation, statements relating to, future backlog, revenue and earnings, expected performance of the Company’s business and the expansion of the markets which the Company serves. The forward-looking statements are based on current management expectations and involve risks and uncertainties. Actual results may differ materially as a result of a number of factors, including, among other things: failure to achieve projected backlog, revenue and/or earnings levels; the timely and successful implementation of strategic initiatives; customer cancellations of, or scope adjustments to, existing contracts; difficulties or delays incurred in the execution of contracts; decreased capital investment or expenditures, or a failure to make anticipated increased capital investment or expenditures, by the Company’s clients; the Company’s failure to receive anticipated new contract awards; increased liability risks in any of the markets the Company serves; the Company’s inability to successfully convert front-end engineering services into future project awards; the cyclical nature of many of the markets the Company serves; and, changes in global business, economic, political and social conditions. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.
     Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Business — Company Risk Factors” in the Company’s Form 10-K filed on March 1, 2006 and Form 10-Q filed on May 8, 2006. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7220. The Company disclaims any intent or obligation to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION
(in millions, except per share amounts)
Unaudited
CONSOLIDATED OPERATING RESULTS
THREE MONTHS ENDED JUNE 30

	2006	2005
Revenues	$3,456.4	$2,919.9
Costs and Expenses:
Cost of Revenues	3,294.9	2,888.0
Corporate G&A	54.3	27.7
Net Interest Expense (Income)	0.7	(1.4)

Total Costs and Expenses	3,349.9	2,914.3

Earnings before Income Taxes	106.5	5.6
Income Tax Expense	39.9	22.0

Net Earnings (Loss)	$66.6	$(16.4)

Basic Earnings (Loss) per Share
Net Earnings (Loss)	$0.77	$(0.19)
Weighted Average Shares	86.3	85.0
Diluted Earnings (Loss) per Share
Net Earnings (Loss)	$0.74	$(0.19)
Weighted Average Shares	89.6	85.0
New Awards	$5,755.6	$3,230.3
Backlog	$18,030.2	$15,666.4
Work Performed	$3,350.5	$2,857.5
SIX MONTHS ENDED JUNE 30

	2006	2005
Revenues	$7,081.3	$5,779.7
Costs and Expenses:
Cost of Revenues	6,735.4	5,629.3
Corporate G&A	96.1	65.8
Net Interest Expense (Income)	0.5	(1.6)

Total Costs and Expenses	6,832.0	5,693.5

Earnings before Income Taxes	249.3	86.2
Income Tax Expense	93.9	55.2

Net Earnings	$155.4	$31.0

Basic Earnings per Share
Net Earnings	$1.81	$0.37
Weighted Average Shares	86.1	84.3
Diluted Earnings per Share
Net Earnings	$1.74	$0.36
Weighted Average Shares	89.3	85.6
New Awards	$9,581.4	$6,581.0
Backlog	$18,030.2	$15,666.4
Work Performed	$6,891.4	$5,663.9

FLUOR CORPORATION
Unaudited
BUSINESS SEGMENT FINANCIAL REVIEW
($ in millions)
THREE MONTHS ENDED JUNE 30

	2006		2005
Revenues
Oil & Gas	$1,301.7		$1,213.0
Industrial & Infrastructure	749.1		557.9
Government	816.2		647.2
Global Services	483.5		382.8
Power	105.9		119.0

Total revenues	$3,456.4		$2,919.9

	$	%	$	%

Operating Profit (Loss) Margin $ and %
Oil & Gas	$76.5	5.9	$49.6	4.1
Industrial & Infrastructure	17.8	2.4	(63.8)	(11.4)
Government	24.7	3.0	19.5	3.0
Global Services	39.9	8.2	23.5	6.1
Power	2.6	2.6	3.1	2.6

Total Operating Profit (Loss) Margin $ and %	$161.5	4.7	$31.9	1.1

SIX MONTHS ENDED JUNE 30

	2006		2005
Revenues
Oil & Gas	$2,492.9		$2,396.9
Industrial & Infrastructure	1,511.9		1,228.2
Government	1,950.0		1,208.4
Global Services	942.8		748.2
Power	183.7		198.0

Total revenues	$7,081.3		$5,779.7

	$	%	$	%

Operating Profit (Loss) Margin $ and %
Oil & Gas	$133.2	5.3	$103.9	4.3
Industrial & Infrastructure	31.4	2.1	(43.0)	(3.5)
Government	103.2	5.3	28.6	2.4
Global Services	75.5	8.0	54.7	7.3
Power	2.6	1.4	6.2	3.1

Total Operating Profit (Loss) Margin $ and %	$345.9	4.9	$150.4	2.6

FLUOR CORPORATION
Unaudited
SELECTED BALANCE SHEET ITEMS
($ in millions, except per share amounts)

	JUNE 30, 2006	DECEMBER 31, 2005
Cash and Cash Equivalents	$584.8	$789.0
Total Current Assets	3,280.6	3,108.2
Total Assets	4,812.6	4,574.4
Total Short-Term Debt	430.0	330.0
Total Current Liabilities	2,384.2	2,339.3
Long-term Debt	129.9	92.0
Shareholders’ Equity	1,790.2	1,630.6

Total Debt to Capitalization %	23.8%	20.6%
Shareholders’ Equity Per Share	$20.44	$18.72
SELECTED CASH FLOW ITEMS
($ in millions)

	SIX MONTHS ENDED JUNE 30
	2006	2005
Cash Provided (Utilized) by Operating Activities	$(243.9)	$176.8

Investing Activities
Capital Expenditures	(110.8)	(86.2)
Other Items	14.6	12.5

Cash Utilized by Investing Activities	(96.2)	(73.7)

Financing Activities
Increase (decrease) in short-term borrowings	100.0	(30.0)
Non-Recourse Project Financing	32.4	—
Issuance of Common Stock	—	41.8
Cash Dividends	(17.8)	(27.6)
Other Items	24.9	33.9

Cash Provided by Financing Activities	139.5	18.1

Effect of Exchange Rate Changes on Cash	(3.6)	(36.7)

Increase (Decrease) in Cash and Cash Equivalents	$(204.2)	$84.5

Depreciation	$56.1	$48.7

FLUOR CORPORATION
Supplemental Fact Sheet
Unaudited
NEW AWARDS
($ in millions)

THREE MONTHS ENDED JUNE 30	2006		2005		% Chg
Oil & Gas	$2,644	46%	$1,220	38%	117%
Industrial & Infrastructure	2,267	39%	348	11%	551%
Government	443	8%	349	11%	27%
Global Services	280	5%	748	23%	(63)%
Power	122	2%	565	17%	(78)%

TOTAL NEW AWARDS	$5,756	100%	$3,230	100%	78%

SIX MONTHS ENDED JUNE 30	2006		2005		% Chg
Oil & Gas	$4,448	46%	$2,700	41%	65%
Industrial & Infrastructure	2,939	31%	940	14%	213%
Government	1,208	13%	793	12%	52%
Global Services	859	9%	1,502	23%	(43)%
Power	127	1%	646	10%	(80)%

TOTAL NEW AWARDS	$9,581	100%	$6,581	100%	46%

BACKLOG TRENDS
($ in millions)

AS OF JUNE 30	2006		2005		% Chg
Oil & Gas	$8,353	46%	$5,982	38%	40%
Industrial & Infrastructure	5,355	30%	4,479	29%	20%
Government	699	4%	1,165	7%	(40)%
Global Services	2,529	14%	3,106	20%	(19)%
Power	1,094	6%	934	6%	17%

TOTAL BACKLOG	$18,030	100%	$15,666	100%	15%

United States	$6,420	36%	$5,475	35%	17%
The Americas	3,058	17%	3,519	22%	(13)%
Europe, Africa and the Middle East	7,657	42%	5,598	36%	37%
Asia Pacific	895	5%	1,074	7%	(17)%

TOTAL BACKLOG	$18,030	100%	$15,666	100%	15%

FLRF